SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549



                                      FORM 8-K


                                   CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



            Date of Report (Date of earliest event reported): October 24, 1997




                                ROSE'S HOLDINGS, INC.
               (Exact name of registrant as specified in its charter)


                                      Delaware
                   (State or other jurisdiction of incorporation)


0-631                                                                 56-2043000
(Commission File Number)                       (IRS Employer Identification No.)

218 S. Garnett Street
Henderson, North Carolina                                                  27536
(Address of principal executive offices)                              (Zip Code)


                                   (919) 430-2600
                (Registrant's telephone number, including area code)


                                 Rose's Stores, Inc.
            (Former name or former address, if changed since last report)
PAGE

Item 5: OTHER EVENTS

      On October 24, 1997, Rose's Holdings, Inc. and Variety Wholesalers, Inc. of Raleigh, North Carolina, issued the following press release:



                                                           For Immediate Release


                 VARIETY WHOLESALERS, INC. AND ROSE'S HOLDINGS, INC.
                             ENTER DEFINITIVE AGREEMENT


Raleigh, North Carolina and Henderson, North Carolina--October 24, 1997 Variety Wholesalers, Inc. ("Variety") and Rose's Holdings, Inc. ("RHI") (NASDAQ "RSTO") jointly announced that they have entered into a definitive agreement providing for the sale to Variety of RHI's wholly owned subsidiary, Rose's Stores, Inc. RHI estimates that the net proceeds, after payment of closing, transaction, and other costs, will be $15.3 million. The sale is subject to approval by the stockholders of RHI and certain other conditions contained in the agreement.

Art Pope, Executive Vice President and CFO for Variety Wholesalers, Inc., stated that "Variety plans to draw on the expertise and strengths of both companies to successfully operate retail stores ranging in size from as small as 3,500 square feet to in excess of 60,000 square feet. Variety plans to operate Rose's Stores, Inc. as a free standing subsidiary, continuing to utilize Rose's offices and distribution center located in Henderson, North Carolina."

Rose's Holdings Chairman, President and CEO, Ed Anderson, commented "I strongly believe that this transaction is in the long-term best interests of the stockholders of Rose's Holdings and the employees of Rose's Stores."

Rose's Stores, Inc. operates 106 stores in the southeastern United States.

Variety, headquartered in Raleigh, North Carolina, is a privately held retail chain which operates 500 stores in the southeastern United States.

FOR:  Variety Wholesalers, Inc.       FOR:  Rose's Holdings, Inc.

      Press Contact:                        Investor Relations and Press Contact

      Name:  Art Pope                       Name:  G. Templeton Blackburn, II
      Phone: (919) 871-3302                 Phone: (919) 430-2019
oage

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ROSE'S HOLDINGS, INC.



Date:  October 29, 1997                      By:/s/ Jeanette R. Peters
                                                Jeanette R. Peters
                                                Senior Vice President,
                                                Chief Financial Officer
                                                and Treasurer